                                TENDER AGREEMENT


            TENDER AGREEMENT, dated as of June 21, 1998, (this "AGREEMENT"), between THE SEAGRAM COMPANY LTD., a corporation organized under the laws of Canada ("PURCHASER"), and KONINKLIJKE PHILIPS ELECTRONICS N.V., a corporation incorporated under the laws of The Netherlands, with corporate seat at Eindhoven, The Netherlands ("STOCKHOLDER").


            WHEREAS, concurrently herewith, Purchaser, PolyGram N.V., a corporation incorporated under the laws of The Netherlands, with corporate seat at Baarn, The Netherlands (the "COMPANY"), and Stockholder are entering into an Offer Agreement of even date herewith (the "OFFER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Offer Agreement), pursuant to which Purchaser agrees to commence an offer (the "OFFER") to purchase all of the issued shares, par value NLG 0.50 per share (the "COMPANY SHARES"), of the Company for consideration per Company Share of, at the election of the holder of such Company Share but subject to the limitations set forth in the Offer Agreement, (i) 1.3772 validly issued, fully paid and nonassessable common shares without nominal or par value of Purchaser ("PURCHASER SHARES") (subject to any adjustments in accordance with Section 1.5(e) of the Offer Agreement) (the "SHARE CONSIDERATION") or (ii) NLG 115, net to the seller in cash (the "CASH CONSIDERATION" and, together with the Share Consideration, the "OFFER CONSIDERATION");

            WHEREAS, Stockholder is the beneficial and record owner of 135,000,000 Company Shares (the "EXISTING SHARES" and, together with any other shares of the Company acquired by Stockholder after the date hereof and during the term of this Agreement, the "STOCKHOLDER SHARES"), constituting 75% of the issued Company Shares;

            WHEREAS, as a condition to its willingness to enter into the Offer Agreement and consummate the transactions contemplated thereby, Purchaser has required that Stockholder agree, and Stockholder has agreed, among other things,
(i) to tender the Stockholder Shares in the Offer and to elect to receive Share Consideration in respect of all the Stockholder Shares on the terms and conditions provided for herein and (ii) to enter into a voting agreement, dated as of the date hereof, with Purchaser relating to the voting of the Stockholder Shares (the "VOTING AGREEMENT"); and

            WHEREAS, as a condition to its willingness to enter into the Offer Agreement and consummate the transactions contemplated thereby, Purchaser has required that Stockholder enter into a stockholders agreement, dated as of the date hereof (the "STOCKHOLDERS AGREEMENT").

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1.    AGREEMENT TO TENDER AND VOTE.

            1.1 TENDER. Except as otherwise contemplated by the last sentence of
Section 2.1 hereof, Stockholder hereby agrees to validly tender, pursuant to and in accordance with the terms of the Offer, and not withdraw, all of the Stockholder Shares. Stockholder hereby acknowledges and agrees that Purchaser's obligation to accept for payment and pay for the Company Shares in the Offer, including the Stockholder Shares, is subject to the terms and conditions of the Offer.

            1.2 SHARE ELECTION. Stockholder hereby agrees to elect to receive Share Consideration in the Offer in respect of all the Stockholder Shares. Stockholder acknowledges and agrees that all shareholders of the Company (including Stockholder) which make Share Elections will have an equal opportunity to receive Share Consideration in the Offer (based on the number of Tendered Shares in respect of which each such holder (including Stockholder) shall have made a Share Election), subject to the limitation that Share Consideration shall be paid in respect of an aggregate of 34,783,758 Tendered Shares. To the extent Share Elections are made in respect of more than 34,783,758 Tendered Shares, each tendering shareholder (including Stockholder) shall receive (x) Cash Consideration in the Offer in respect of such number of Tendered Shares in respect of which such shareholder has made a Share Election equal to (i) the number of Tendered Shares in respect of which such shareholder has made a Share Election minus (ii) the number of Tendered Shares in respect of which such shareholder has made a Share Election multiplied by a fraction, the numerator of which equals 34,783,758 and the denominator of which equals the aggregate number of Tendered Shares for which a Share Election has been made by all tendering shareholders (including Stockholder) and (y) Share Consideration in respect of the remaining portion of the Tendered Shares in respect of which such shareholder has made a Share Election.

            2.    TERMS OF AGREEMENT.

            2.1 EXPIRATION. This Agreement and Stockholder's obligation to tender, and not withdraw, pursuant hereto shall terminate on the Expiration Date. As used herein, the term "EXPIRATION DATE" means the date on which the Offer Agreement is terminated in accordance with its terms. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Stockholder or their respective officers or directors; provided, however, the foregoing shall not relieve either party for any breach of any representation, warranty, covenant or agreement in this Agreement. Purchaser acknowledges that, in the event of termination of this Agreement, Stockholder shall no longer have the obligation to tender, and may withdraw, the Stockholder Shares.

            2.2 COMPLIANCE WITH LAW. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Stockholder to tender Company Shares or exchange, or accept Share Consideration in exchange for, the Stockholder Shares, in violation of any applicable material Law.

            3.    REPRESENTATIONS AND WARRANTIES.

            3.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Stockholder as follows:

            (a) Organization. Each of Purchaser and its material Subsidiaries is a corporation or other entity duly organized or incorporated, validly existing and in good standing (references to good standing refer only to the fact that Purchaser has a current certificate of compliance) (as applicable) under the Laws of its jurisdiction of organization or incorporation. Each of Purchaser and its material Subsidiaries has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted. Furthermore, neither Purchaser nor any of Purchaser's material Subsidiaries (i) has been dissolved, and there is no action or request pending to accomplish such dissolution or (ii) has been declared bankrupt and no action or request is pending to declare Purchaser or any of Purchaser's material Subsidiaries bankrupt and neither Purchaser nor any of Purchaser's material Subsidiaries has filed or been granted an official moratorium of payments under or pursuant to Canadian or U.S. Law. Each of Purchaser and each of its material Subsidiaries is duly licensed or qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so licensed, in good standing or to so qualify would not be reasonably expected to result in a Purchaser Material Adverse Effect.

            (b) Purchaser Shares. Upon completion of the Offer, the Purchaser Shares issued to Stockholder as part of the Offer Consideration for the Stockholder Shares shall be validly issued, fully paid and nonassessable shares of the capital stock of Purchaser.

            (c) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

            (d) No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) violate any provision of the Articles of Amalgamation, by-laws or other organizational document of Purchaser or of any material Subsidiary of Purchaser (including such entity's partnership agreement, if such entity is a partnership), except, with respect to any Subsidiary of Purchaser as would not be reasonably expected to result in any liability of Purchaser or any of its Subsidiaries, or (ii) result in the breach, violation, suspension or termination of, give rise to any right of termination, purchase or amendment under, require consent or notification under, result in the loss of any benefit, right or license under, increase or accelerate the liability of any party under, result in the creation of an Encumbrance on any assets of Purchaser or its Subsidiaries or constitute a default under (in each case, with or without the giving of notice or the lapse of time or both) any provision of any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, contract, obligation, instrument, commitment, license, franchise or permit to which Purchaser or any Subsidiary of Purchaser is a party or is subject or by which any assets of any of them is bound, except, in the case of clause
      (ii), (a) as would not be reasonably expected to result in a Purchaser Material Adverse Effect and (b) as would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby and by the Offer Agreement.

            (e) Governmental Approvals. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby do not and will not violate, in any material respects, any Law applicable to Purchaser or any of its Subsidiaries or any of their respective assets or require any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity by or with respect to Purchaser or any of its Subsidiaries, except in relation to Purchaser Required Consents, and except for any such violation or failure to make or obtain any such consent, approval, order, authorization, registration, declaration or filing which (i) would not be reasonably expected to result in a Purchaser Material Adverse Effect and (ii) would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby and by the Offer Agreement.

            3.2 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Purchaser as follows:

            (a) Shares. Stockholder owns of record and beneficially and has good title to, all of the Existing Shares, free and clear of all Encumbrances, including, without limitation, any agreement (other than this Agreement and the Voting Agreement), understanding or restriction affecting the voting or disposition or other incidents of record or beneficial ownership pertaining to the Existing Shares. Stockholder does not own, of record or beneficially, any other Company Shares other than the Existing Shares. Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Existing Shares. Except as provided in the Company's Articles of

      Association, the Voting Agreement and this Agreement, there are no restrictions upon the voting or disposition of any of the Existing Shares. Upon the acceptance for payment of the Stockholder Shares pursuant to the Offer, Purchaser will acquire good title to the Stockholder Shares, free and clear of all Encumbrances (except Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates) and Purchaser shall be entitled to exercise all rights attaching to the Stockholder Shares. Stockholder has not granted any proxy that remains outstanding with respect to the Existing Shares and will not grant any proxies with respect to any or all of the Stockholder Shares other than the proxy pursuant to the Voting Agreement.

            (b) Organization. Stockholder is a corporation duly incorporated and validly existing under the Laws of The Netherlands. Stockholder has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted. Furthermore, Stockholder (i) has not been dissolved, and there is no action or request pending to accomplish such dissolution,
      (ii) is not involved in preparations for a merger as described in 2:309 of Book 2 of the DCC, and (iii) has not been declared bankrupt and no action or request is pending to declare Stockholder bankrupt and Stockholder has not filed or been granted an official moratorium of payments under or pursuant to Dutch Law. Stockholder is duly licensed or qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be licensed, in good standing or to so qualify would not be reasonably expected to result in a Material Adverse Effect.

            (c) Authority. Stockholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

            (d) No Conflicts. The execution, delivery and performance of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby do not and will not (i) violate any provision of the Articles of Association, by-laws or other organizational document of Stockholder or of any material Subsidiary of Stockholder (including such entity's partnership agreement, if such entity is a partnership), except with respect to any Subsidiary of Stockholder, as would not be reasonably expected to result in any liability of Stockholder or any of its Subsidiaries, or (ii) result in the breach, violation, suspension or termination of, give rise to any right of termination, purchase or amendment under, require consent or notification under, result in the loss of any benefit, right or license under, increase or accelerate the liability of any party under, result in the creation of an Encumbrance on the Stockholder Shares or constitute a default under (in each case, with or without the giving or notice or the lapse of time or both) any provision of any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, contract, obligation, instrument, commitment, license, franchise or permit to which Stockholder or any material Subsidiary of Stockholder is a party or is subject or by which any assets of any of them is bound, except, in the case of clause
      (ii), (a) as would not be reasonably expected to result in a Material Adverse Effect and (b) as would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

            (e) Governmental Approvals. The execution, delivery and performance of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby do not and will not violate, in any material respect, any Law applicable to Stockholder or any of its assets or require any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the consummation of the transactions contemplated hereby by Stockholder, except in relation to Stockholder Required Consents, and except for any such violation or failure to make or obtain any such consent, approval, order, authorization, registration, declaration or filing which (i) would not be reasonably expected to result in a Purchaser Material Adverse Effect and
      (ii) would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby and by the Offer Agreement..

            (f) Reliance. Stockholder understands and acknowledges that Purchaser is entering into the Offer Agreement in reliance upon Stockholder's execution and delivery of this Agreement with Purchaser.

            4. CERTAIN COVENANTS OF STOCKHOLDER. Except in accordance with the terms of this Agreement, Stockholder hereby covenants and agrees as follows:

            4.1 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to, directly or indirectly, (i) offer to sell, sell, tender, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "TRANSFER") or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of, any of the Stockholder Shares, or any interest therein, to any Person other than pursuant to the Offer, (ii) except as contemplated by the Voting Agreement, grant any proxies or powers of attorney with respect to the Stockholder Shares, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares, or any interest in the foregoing, (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement or (iv) commit or agree to take any of the foregoing.

            4.2 ADDITIONAL SHARES. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any Company Shares acquired by Stockholder, if any, after the date hereof. In the event that, between the date of this Agreement and the Closing Date, Company Shares shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, recapitalization, reclassification (other than a change in par value), or other similar transaction the term "Stockholder Shares" shall be deemed to refer to and include the Stockholder Shares as well as any shares into which or for which any or all of the Stockholder Shares may be changed or exchanged and all such share distributions or, if applicable, to such smaller number of Company Shares replacing the Stockholder Shares. Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Stockholder Shares are purchased in the Offer or hereunder.

            5. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional consents, documents and other instruments and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

            6.    MISCELLANEOUS.

            6.1 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            6.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)   if to Purchaser, to

                        The Seagram Company Ltd.
                        c/o Joseph E. Seagram & Sons, Inc.
                        375 Park Avenue
                        New York, New York  10152
                        Fax:  (212) 572-1398
                        Attention:  Daniel R. Paladino

                        with a copy to

                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, New York  10017
                        Fax: (212) 455-2502
                        Attention:  John G. Finley

                  (b)   if to Stockholder, to

                        Koninklijke Philips Electronics N.V.
                        Building HRT, 24th Floor
                        Amstelplain 1
                        1096 H.A. Amsterdam
                        The Netherlands
                        Fax:  011-31-20-597-7150
                        Attention:  General Secretary

                        with a copy to

                        Sullivan & Cromwell
                        125 Broad Street
                        New York, New York 10004
                        Fax: (212) 558-3588
                        Attention:  W. Loeber Landau

            6.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            6.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            6.5   ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

            (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Offer Agreement, the Voting Agreement, the Stockholders Agreement and the Confidentiality Agreement (except as provided in the next sentence), each of which shall survive the execution and delivery of this Agreement. The second paragraph (other than the last two sentences thereof) of the letter dated May 5, 1998 constituting part of the Confidentiality Agreement shall terminate upon execution and delivery of the Offer Agreement and the seventh paragraph of such letter shall terminate upon the effectiveness of the Stockholders Agreement.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            6.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the Laws of the State of New York.

            6.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. If any of the provisions of this Agreement are incapable of being performed as a result of applicable Dutch Law, the rules of the ASE or Dutch commercial practice, the parties shall in good faith negotiate alternative provisions that reflect the intent of the parties in entering into this Agreement, provided, that the parties agree to amend this Agreement to the extent necessary to comply with applicable Dutch Law or the rules of the ASE.

            6.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Purchaser may assign any of its rights, interests or obligations hereunder, in whole or in part, to one or more Subsidiaries of Purchaser (organized or incorporated under the Laws of Canada, the United States, The Netherlands or any other jurisdiction, provided that such other jurisdiction would not impose a withholding tax on the payment of the Offer Consideration) but any such assignment shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            6.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Purchaser and Stockholder irrevocably consents to jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each of Purchaser and Stockholder irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom, for the resolution of any dispute action, suit or proceeding arising out of or relating to this Agreement. Each of Purchaser and Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 6.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Purchaser hereby irrevocably designates Joseph E. Seagram & Sons, Inc., with an office as of the date hereof at 375 Park Avenue, New York, New York 10152, and Stockholder hereby irrevocably designates Philips Electronics North America, with an office as of the date hereof at 1251 Avenue of the Americas, New York, New York 10020-1104 (each such person, a "PROCESS AGENT"), as the designees, appointees and agents of Purchaser and Stockholder, respectively, to receive, for and on such parties' behalves, service of process in such jurisdiction in any legal action or proceeding with respect to this Agreement and such service shall be deemed complete upon delivery thereof to the other party's Process Agent; provided, that in the case of any such service upon such Process Agent, the party effecting such service shall also deliver a copy thereof to the other party in the manner provided in Section 6.2. Each party shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that will at all times have an agent for service of process for the above purposes in New York, New York. Each of Purchaser and Stockholder further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party may be subject to suit. Each of Purchaser and Stockholder expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and of the United States of America; provided, that each such party's consent to jurisdiction and service contained in this Section 6.9 is solely for the purpose referred to in this Section 6.9 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

            In the event of the transfer of all or substantially all of the assets and business of a Process Agent to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation shall be substituted hereunder for the Process Agent with the same effect as if named herein in place of Joseph E. Seagram & Sons, Inc. and Philips Electronics North America, respectively.

            6.10  ENFORCEMENT.

            (a) Each of the parties acknowledges that the other party, would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms, and it is therefore agreed that each of Purchaser and Stockholder, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, subject to Section 6.9, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of Purchaser and Stockholder hereby waives any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

            (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            6.11 SURVIVAL. Except for the representations and warranties of Purchaser set forth in Section 3.1(b) and Stockholder set forth in Section 3.2(a), which shall survive the Closing without limitation as to time, all of the representations and warranties contained herein shall expire on the Closing Date. All of the covenants and agreements of the parties contained in this Agreement shall survive the Closing without limitation as to time.

            IN WITNESS WHEREOF, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.



                              THE SEAGRAM COMPANY LTD.

                              By: /s/ Robert Matschullat
                                  ----------------------------------
                                    Name:  Robert Matschullat
                                    Title:  Vice Chairman and Chief Financial
                                                Officer



                              KONINKLIJKE PHILIPS ELECTRONICS N.V.


                              By: /s/ Cor Boonstra
                                  ----------------------------------
                                    Name:  Cor Boonstra
                                    Title:  Chairman of the Board of
                                          Management and Chief Executive
                                          Officer

                              By: /s/ Jan Hommen
                                  ----------------------------------
                                    Name:  Jan Hommen
                                    Title:  Chief Financial Officer